EXHIBIT 99.1



                                   Contact:  Neil Lefort - (630) 527-4344
                                       Vice President, Investor Relations


                 MOLEX FILES QUARTERLY REPORTS WITH SEC

Lisle, Ill., USA - March 21, 2005 -- Molex Incorporated (NASDAQ: MOLXE and MOLAE), a global electronic components company, announced that the Company filed its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004 and an amendment to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 with the Securities and Exchange Commission earlier today. The financial information included in such filings is consistent with the preliminary financial information included in the Company's February 14, 2005 press release for such quarters.

Molex believes that the completion of these Form 10-Q filings makes Molex current in its SEC filing obligations and in compliance with Nasdaq
Marketplace Rule 4310(c)(14). The fifth character "E" will remain appended to the trading symbols of Molex's securities pending a determination by Nasdaq that Molex has remedied the previously disclosed non-compliance with the continued listing requirements of The Nasdaq National Market. Nasdaq has advised Molex that the Company's common stock and Class A common stock will continue to be listed on the Nasdaq National Market pending receipt of a determination from Nasdaq.

The Form 10-Q for the fiscal quarter ended December 31, 2004 also includes updated guidance. For the third fiscal quarter ending March 31, 2005, the Company now expects net revenue to be in a range of $610 million to $620 million, and earnings per share to be in a range of approximately $0.20 to $0.23.

                          *     *     *      *
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include Molex's ability to achieve estimated results for the third fiscal quarter, continued listing of Molex's common stock and Class A common stock on the Nasdaq National Market, changes in raw material prices, economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex's Annual Report, as well as news releases and other supplementary financial data is available by accessing Molex's website at
www.molex.com. Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.